Exhibit 10.1
FOURTH AMENDMENT TO LEASE
     This Fourth Amendment to Lease (the “Fourth Amendment”) is made and entered into as of August 25, 2010 (the “Effective Date”) by and between THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY, a body having corporate powers under the laws of the State of California (“Landlord”), and STEMCELLS, INC., a Delaware corporation (“Tenant”).
     A. Landlord and Tenant entered into that certain Restated and Amended Lease dated as of December 19, 2002, as amended by that certain Lease Amendment dated as of August 1, 2003 (the “First Amendment”), that certain Second Amendment to Lease dated April 1, 2005 (the “Second Amendment”) and that certain Third Amendment to Lease dated October 12, 2009 (the “Third Amendment”) (the Restated and Amended Lease, as amended by the First Amendment, Second Amendment and Third Amendment, collectively, the “Lease”), pursuant to which Landlord has leased to Tenant 68,162 rentable square feet in that certain property commonly known as 3155 Porter Drive, Palo Alto, California and more particularly described in the Lease (“Premises”). Each capitalized term not defined in this Fourth Amendment shall have the same meaning given to such term in the Lease.
     B. Landlord and Tenant now desire to amend the Lease further, on the terms and conditions more particularly set forth below.
     NOW THEREFORE, Landlord and Tenant hereby agree as follows:
     Section 1 Third Amendment. Effective as of the Recapture Date (defined below), the Third Amendment shall be superseded in its entirety by this Fourth Amendment and have no further force or effect. This Fourth Amendment will be terminable by either party, upon delivery of written notice to the other, if the Recapture Date does not occur on or before October 31, 2010; provided that any party who is currently in default of its obligations under this Fourth Amendment shall have no termination right unless and until such default is cured, as more particularly described in the Lease.
     Section 2 Recapture of Space.
     2.1 Promptly following the Effective Date, Tenant shall surrender to Landlord and Landlord shall recapture from Tenant a portion of the second floor of the Premises comprising 16,962 square feet of Rentable Area and depicted on Exhibit A attached hereto (the “Recapture Space”). Tenant shall deliver the Recapture Space in broom clean condition and containing the Alterations, equipment and fixtures in existence in the Recapture Space on April 13, 2010, as observed during an inspection of the Recapture Space by Landlord and Tenant, but not including Tenant’s Property, which will be removed by Tenant prior to the walk-through described below. For the avoidance of doubt, the parties have identified in attached Exhibit B certain items to be retained in the Recapture Space after the Recapture Date and certain equipment to be removed from the Recapture Space prior to the walk-through. Tenant shall notify Landlord in writing when Tenant is prepared to deliver the Recapture Space, and Tenant and Landlord shall conduct a walk-through inspection within three (3) business days thereafter so that Landlord can determine whether Tenant has complied with the surrender requirements of this paragraph. Unless Landlord reasonably objects in writing within two (2) business days of the walk-through to the condition of the Recapture Space, specifically either (i) that the Recapture Space is not broom clean or (ii) that the Recapture Space does not contain equipment or fixtures identified by Landlord as having existed in the Recapture Space as of

April 13, 2010, the date of such inspection shall be the “Recapture Date”. In the event of such an objection by Landlord, Tenant will have the right to schedule one or more additional walk-throughs with Landlord for the purpose of establishing compliance with the surrender requirements of this paragraph. Failure by Landlord to conduct a walk-through within the time prescribed will be deemed acceptance of the Recapture Space by Landlord and satisfaction of Tenant’s obligations under this paragraph; and, in such an event, the date of notice delivered to Landlord will be the deemed Recapture Date.
     2.2 As of the Recapture Date: (a) the term “Premises” shall exclude the Recapture Space, (b) the Premises shall be deemed to be comprised of 51,200 square feet of Rentable Area and (c) Tenant’s Share of Operating Expenses under the Lease shall be 73.87% (51,200/69,312).
     2.3 Landlord shall be responsible for the demise and separation of the Recapture Space from the Premises (the “Recapture Work”), and Tenant shall reimburse Landlord for Landlord’s actual reasonable costs and expenses in connection with the Recapture Work; provided that Tenant shall in no event be obligated to reimburse Landlord for any costs or expenses that exceed the sum of $20,000, in the aggregate, and Tenant shall have no obligation to reimburse Landlord for the Recapture Work unless Landlord either (a) enters into an agreement to lease the Recapture Space to a new tenant during the Term, or (b) notifies Tenant in writing that Landlord will occupy the Recapture Space prior to the expiration of the Term. Tenant acknowledges that Landlord shall have no obligation to demise the Recapture Space unless it will be occupied by Landlord or a new tenant prior to the expiration of the Term. In the event Landlord does not undertake and complete the Recapture Work prior to the Expiration Date set forth in Section 3 of this Amendment, Tenant shall have no reimbursement obligation to Landlord.
     2.4 Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises or any other loss occasioned thereby which results from the Recapture Work or any other activities of Landlord in the Recapture Space after the Recapture Date; provided, however, Landlord does not disrupt the conduct of Tenant’s animal research operations in the Premises. Notwithstanding the foregoing, Tenant agrees and acknowledges that so long as Landlord undertakes its work in a manner that is reasonable for a multi-tenant building, the construction of a demising wall and door into the Recapture Space will not be a disruption of the conduct of Tenant’s animal research operations. Tenant will have a right to review and comment on any plans for Recapture Work, and Landlord shall use commercially reasonable efforts to accommodate any comments by Tenant relating to the avoidance of unreasonable interference with Tenant’s occupancy of the Premises.
     2.5 As of the Effective Date, Landlord shall have the right to access the Recapture Space to show the Recapture Space to prospective tenants and to inspect the Recapture Space in anticipation of the Recapture Work. Landlord shall use reasonable efforts to provide Tenant with twenty-four (24) hours’ telephonic notice prior to accessing the Recapture Space until such time as the Recapture Space is separately demised.
     Section 3 Term. The Expiration Date of the Lease shall be June 30, 2011. Tenant shall have no further rights to renew or extend the term of the Lease and Section 3(B) of the Second Amendment to Lease shall be deleted in its entirety.

     Section 4 Base Monthly Rent. The Base Monthly Rent payable by Tenant during the remainder of the Term shall be as follows:

	Base Monthly Rent per
Period During Term	rentable square foot	Base Monthly Rent
Effective Date – Recapture Date	$2.65	$180,629.30
Recapture Date – March 31, 2011	$2.65	$135,680.00
April 1, 2011 – June 30, 2011	$2.73	$139,776.00
Tenant will be entitled to a proportionate adjustment to Base Rent and Tenant’s Share of Operating Expenses for any partial month after the Recapture Date.
     Section 5 Condition of the Premises. Tenant hereby confirms that Tenant currently occupies the Premises in its “as-is” condition, and Landlord shall not be obligated to make any alterations, additions, repairs or improvements or to do any work whatsoever on, to or within the Premises, except as otherwise required by the Lease.
     Section 6 Space Sharing Agreement. Landlord and Tenant each hereby release, acquit and forever discharge, as of the Recapture Date, the other and the other’s officers, directors, trustees, agents, representatives, employees, successors, affiliates, and assigns (collectively, “Agents”) from any and all claims, demands, debts, charges, complaints, liabilities, causes of action, damages, and obligations of whatever kind or nature, whether known or unknown or suspected or unsuspected which such party or any of its respective Agents may have, claim to have, or which may hereafter accrue, whether in their own right or by assignment, transfer or grant from any other person or entity, against the other and its Agents, or any of them, arising out of, or relating to or in any way connected with, the Space Sharing Agreement between Landlord and Tenant dated as of February 1, 2001, as amended by an Amendment dated as of November 15, 2002 and an Amendment dated as of May 1, 2004 (the “Space Sharing Agreement”), or any services or payments thereunder. In connection with such release, Landlord and Tenant each hereby waives any and all rights conferred upon it by the provisions of Section 1542 of the California Civil Code, which reads as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor.
Each of the parties hereby covenants that it will not make, assert or maintain against the other and its Agents, or any of them, any claim or action arising under the Space Sharing Agreement. The parties acknowledge and agree that this mutual release of claims once Landlord recaptures the Recapture Space is a material term of this agreement; each agrees to deliver to the other, upon reasonable request and after the Recapture Date, a mutual release of claims arising under the Space Sharing Agreement substantially similar to the one contained herein, If required for a full release of claims thereunder. This Fourth Amendment effects the settlement of claims that are denied and contested and nothing contained in this agreement shall constitute, or be construed as, an admission by either party of any liability of any kind to the other party or to any third person. Each party represents to the other that (i) such party has the authority to enter into this Fourth Amendment and perform its obligations hereunder, including the release of claims arising under the Space Sharing Agreement, (ii) this Fourth Amendment has been duly authorized by all requisite action with respect to such party, (iii) this Fourth Amendment has been duly executed and delivered by such party and constitutes the legal, valid and binding obligation of such party enforceable in accordance with its terms, and (iv) the execution, delivery and performance of this Fourth Amendment will not, directly or indirectly, conflict with the terms of or result in any violation or breach of any agreement or other document to which such party is a party or by which such party is bound, or result in a violation of any law, rule, regulation, order, judgment or decree to which such party is subject.
     Section 7 Security Deposit. Upon the Recapture Date, the Security Deposit shall be reduced to $389,039 for the remainder of the Term.
     Section 8 Brokerage Commission. Neither Landlord nor Tenant was represented by a broker with respect to this Amendment. Tenant was represented by Cornish & Carey Commercial (“Tenant’s Broker”) with respect to the Third Amendment, and Landlord shall pay Tenant’s Broker a commission based on the extension of the Lease from its previous expiration date of March 31, 2010 to the Expiration Date pursuant to the terms of a separate commission agreement. Tenant and Landlord represent and warrant that they have had no other dealings with any other real estate broker or agent in connection with this Amendment. Tenant and Landlord shall indemnify, defend and hold the other harmless from and against all liabilities arising from any other claims of brokerage commissions or finder’s fees based on Tenant’s or Landlord’s, as applicable, dealings or contacts with brokers or agents, other than, as to Tenant, Tenant’s Broker.
     Section 9 Effect of Amendment. As modified by this Fourth Amendment, all of the terms and conditions of the Lease remain unchanged and in full force and effect. In the event of any express conflict or inconsistency between the terms of this Fourth Amendment and the terms of the Lease, the terms of this Fourth Amendment shall control and govern.
     Section 10 Counterparts. This Fourth Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which, when taken together, shall constitute one and the same instrument.
     Section 11 Amendments. This Fourth Amendment may not be amended, except by an instrument in writing executed by a duly authorized officer or director of the respective parties.
     Section 12 Captions. The section and subsection headings of this Fourth Amendment are inserted for reference only and are not a part of this agreement.
     Section 13 Attorneys’ Fees. In the event of any dispute arising out of or relating to this Fourth Amendment or the breach hereof, or to interpret upon reasonable controversy any of the terms, covenants or conditions of this Fourth Amendment, the prevailing party shall recover, in addition to any other damages awarded, its reasonable attorneys’ fees and costs incurred in litigating, arbitrating or otherwise settling or resolving such dispute.
     Section 14 Governing Law. This Fourth Amendment shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts executed in and to be performed in California without regard to conflicts of laws principles.

     IN WITNESS WHEREOF, Landlord and Tenant have executed this Fourth Amendment as of the Effective Date.

LANDLORD:		TENANT:

THE BOARD OF TRUSTEES OF THE LELAND		STEMCELLS, INC.,
STANFORD JUNIOR UNIVERSITY		a Delaware corporation

By:	/s/ Jean Snider	By:	/s/ Ken Stratton
Name: Jean Snider		Name: Ken Stratton
Its: Managing Director		Its: General Counsel